Exhibit 99.1

Liberty Latin America Reports Q3 2018 Results
Delivered Rebased Revenue Growth of 3% Led by Chile & Puerto Rico
Added 42,000 RGUs, Fueled by Robust Broadband Gains
Expanded Footprint with > 260,000 New / Upgraded Homes YTD
Completed Acquisitions of Cabletica and LCPR Minority in October
Denver, Colorado – November 7, 2018: Liberty Latin America Ltd. ("Liberty Latin America" or "LLA") (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months ("Q3") and nine months ("YTD") ended September 30, 2018.
CEO Balan Nair commented, "In Q3, we returned to rebased revenue growth driven by our high-speed broadband strategy across LLA and strong growth in Puerto Rico."
"Our fixed performance was led by 25,000 customer additions during the quarter as we strive to satisfy the significant demand in our markets for high-speed connectivity while typically bundling this lead product with our attractive video offering. We continue to invest in upgrading and expanding our networks with approximately 100,000 premises added in the quarter and we see potential to further upgrade and grow our footprint, generating healthy returns."
"In mobile, we are focused on driving LTE penetration across the group with growth of over 50% year-over-year, however, this still only represents a third of our total subscriber base. At C&W, we recently launched our exciting new "Moments that Matter" advertising campaign in Panama with refreshed offers that are generating positive early results."
"In addition to organic growth, expansion and consolidation in the region remain key elements of the value creation opportunity we see for our stakeholders. In that regard, I'm pleased that we have completed the acquisition of Cabletica, a leading Costa Rican cable operator, as well as the free cash flow accretive purchase of the remaining 40% stake in Liberty Puerto Rico from Searchlight Capital Partners. Expanding our operations through strategic acquisitions provides greater opportunities to leverage digital transformation, delivering improved customer experiences, and achieving cost benefits through additional scale."
"As we grow our business, ensuring that we have ample liquidity and a well hedged capital structure with long-dated maturities is one of our core focus areas. Approximately 90% of our debt is due in 2022 or later and our average tenor is over 5 years."
"In conclusion, we are starting to build operating momentum across LLA and remain convinced of the opportunities to create sustainable growth and drive meaningful free cash flow generation in the years ahead. For 2018, we remain on-track with our guidance1 targets and expect to report a strong fourth quarter in terms of rebased growth, as we will compare favorably against our Q4 2017 hurricane impacted financial results."

Business Highlights

•	C&W focused on improving customer value propositions and driving fixed penetrations:

◦	Recently launched "Moments that Matter" campaign and new value propositions in Panama

◦	Gained 17,000 fixed RGUs during Q3 led by strong showing in Jamaica

◦	Expanded footprint through upgrade and new build of approximately 50,000 premises during Q3

•	VTR delivered another consistent growth quarter:

◦	Reported rebased revenue growth of 5% and OCF growth of 6%

◦	Added 22,000 broadband and video RGUs, leveraging superior digital network

◦	Launched "VTR Play" in July with over 1 million views
•Liberty Puerto Rico recovering strongly and building momentum a year after Hurricanes Maria and Irma:

◦	Returned to rebased revenue and OCF growth, driven by FCC funding in Q3

◦	Doubled Q2 2018 RGU performance, with 22,000 net organic additions in the third quarter

◦	Completed network restoration with all reported customers now online and billable
Financial Highlights

Liberty Latin America	Q3 2018	YoY Growth/(Decline)*	YTD 2018	YoY Growth/(Decline)*

(in USD millions)
Revenue	$925	3%	$2,757	(1%)
OCF[2]	$364	4%	$1,058	(2%)
Property & equipment additions	$170	(12%)	$581	15%
As a percentage of revenue	18%		21%

Operating income	$139	167%	$361	325%

Adjusted FCF[3]	$34		$(26)
Cash provided by operating activities	$211		$609
Cash used by investing activities	$(167)		$(592)
Cash provided (used) by financing activities	$(6)		$217

*	Revenue and OCF YoY growth rates are on a rebased basis[4].

Subscriber Growth5

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Organic RGU net additions (losses) by product
Video	12,600	(3,900)	29,700	7,600
Data	36,800	34,700	118,700	96,500
Voice	(7,800)	8,700	(12,400)	(7,000)
Total	41,600	39,500	136,000	97,100

Organic RGU net additions by segment
C&W	16,600	20,200	70,300	14,500
VTR	3,200	19,000	48,400	78,200
Liberty Puerto Rico	21,800	300	17,300	4,400
Total	41,600	39,500	136,000	97,100

Organic Mobile SIM additions (losses) by product
Postpaid	3,600	6,300	17,000	28,800
Prepaid	(40,900)	(36,000)	(141,200)	(53,300)
Total	(37,300)	(29,700)	(124,200)	(24,500)

Organic Mobile SIM additions (losses) by segment
C&W	(46,800)	(42,900)	(155,100)	(64,500)
VTR	9,500	13,200	30,900	40,000
Total	(37,300)	(29,700)	(124,200)	(24,500)

•	Product additions (losses): Organic fixed RGU additions of 42,000 and organic mobile subscriber losses of 37,000 in Q3 2018.

•	C&W added 17,000 RGUs during Q3, driven by product and service enhancements and continued network upgrade and expansion.

◦
Broadband additions of 6,000 were driven by success in Jamaica, where we added 4,000 RGUs as we continued to penetrate our expanding high-speed network, and in Panama where our Mast3r packages supported 2,000 additions. Our WiFi "Connect Box" is delivering enhanced in-home connectivity and, as of September 30, is installed across nearly 30% of C&W's overall broadband subscriber base and approximately 50% of broadband subscribers in Panama.

◦
Video RGU additions of 6,000 represented a good third quarter performance and a reversal of Q3 2017 subscriber losses. Jamaica, once again, had a positive quarter, adding 5,000 video RGUs, while Panama gained 2,000 new subscribers through successful promotion of broadband and video double-play packages, marking their best quarterly video RGU growth since Q2 2017.

◦	Fixed-line telephony RGU additions of 4,000 were driven by our successful bundling strategy.

◦
Mobile subscribers declined by 47,000 in Q3. Panama losses of 26,000 subscribers drove the overall decline as the market remains highly competitive. We recently launched our "Moments that Matter" campaign to support our new "Siempre" value proposition in Panama. In the Bahamas, competition continued to impact our operation driving subscribers

12,000 lower; however, this was an improvement compared to the prior-year period loss of 19,000. Of note, LTE subscribers grew by more than 50% over the past twelve months.

•
VTR added 3,000 RGUs in Q3, driven by strong broadband and video gains, partially offset by fixed-line voice attrition. Our superior broadband speeds of up to 400 Mbps in combination with the WiFi "Connect Box", which is deployed to over 60% of VTR's broadband subscribers, continue to drive results. To further enhance the video experience, VTR launched "VTR Play" in July, offering up to 80 channels on-the-go, and has had over 1 million views so far.

◦
Mobile: We added 10,000 subscribers in Q3, bringing our total mobile subscriber base to 246,000. Importantly, over 65% of additions were on a SIM-only basis and over 97% of our base is on postpaid plans.

•
Liberty Puerto Rico added 22,000 RGUs on an organic basis in Q3, doubling the additions reported in Q2 of this year. This growth was driven by our compelling product propositions including our superior high speed broadband offering, as well as the restoration of our network. Of note, we removed 34,000 subscribers from our reported figures in September that were located in areas where we have not restored our network.

Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2018	2017	%	Rebased %	2018	2017	%	Rebased %
	in millions, except % amounts

C&W	$581.1	$578.9	0.4	0.7	$1,750.3	$1,737.2	0.8	(0.1)
VTR	245.9	242.2	1.5	4.9	769.9	702.6	9.6	5.4
Liberty Puerto Rico	99.6	88.6	12.4	12.4	241.7	303.6	(20.4)	(20.4)
Intersegment eliminations	(1.4)	(1.6)	N.M.	N.M.	(4.7)	(3.5)	N.M.	N.M.
Total	$925.2	$908.1	1.9	3.0	$2,757.2	$2,739.9	0.6	(0.9)
N.M. – Not Meaningful.

•	Our reported revenue for the three and nine months ended September 30, 2018 increased by 2% and 1%, respectively.

◦
Revenue improved during the three-month period primarily due to increases in each of our reportable segments, including $11 million received by Liberty Puerto Rico from the FCC, partially offset by a negative FX impact of $13 million.

◦
The YTD period performance was driven by the net impact of $28 million in FX gains, the FCC funding, an increase of $10 million attributable to the impact of the C&W Carve-out Acquisition, and a decrease as a result of Hurricanes Irma and Maria at Liberty Puerto Rico.

•
From a rebased perspective, revenue increased (decreased) by 3% and (1%) for the three and nine months ended September 30, 2018, respectively, as the impacts of Hurricanes Irma and Maria during the YTD period were partially offset by strong rebased growth at VTR and FCC funding, as described below.

Q3 2018 Rebased Revenue Growth – Segment Highlights

•	C&W: Revenue grew 1% on a rebased basis.

◦	Growth in B2B and residential fixed subscription revenue was partially offset by lower mobile subscription revenue.

◦
Residential fixed revenue growth was led by broadband performance where organic subscribers were up by 52,000 over the last twelve months. Combined with growth in video revenue, this more than offset declines in fixed voice revenue.

◦
The decrease in mobile subscription revenue is primarily attributable to lower subscription revenue in the Bahamas and Panama where continued competition drove a decrease in the average number of subscribers and ARPU per subscriber.

◦
B2B growth (excluding sub-sea) was driven by Jamaica and our LatAm markets, in particular Colombia, Dominican Republic and Puerto Rico. Our sub-sea operations were also up, driven by increasing demand for bandwidth.

•
VTR: Rebased revenue growth of 5% was driven by improvement in (i) residential fixed subscription revenue, from increases in ARPU per RGU and the average number of subscribers, (ii) B2B subscription revenue, driven by growth in SOHO RGUs, and (iii) mobile subscription revenue, mainly driven by subscriber growth.

•
Liberty Puerto Rico: Revenue increased by 12% on a rebased basis in Q3 and was primarily driven by funding received from the FCC of $11 million, which was granted to help restore and improve coverage and service quality from damages caused by Hurricanes Irma and Maria. Sequentially to Q2 2018, our revenue has increased by $19 million, including the $11 million referenced above.

Operating Income

•
Operating income (loss) was $139 million and ($206 million) in three months ended September 30, 2018 and 2017, respectively, and $361 million and $85 million for the nine months ended September 30, 2018 and 2017, respectively. These improvements were primarily driven by lower impairment, restructuring and other operating items, net, mostly due to impairment charges recorded during Q3 2017 to reflect the impacts of Hurricanes Irma and Maria.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our reportable segments and our corporate category for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase		Nine months ended		Increase/ (decrease)
	September 30,				September 30,
	2018	2017	%	Rebased %	2018	2017	%	Rebased %
	in millions, except % amounts

C&W	$226.5	$219.7	3.1	2.7	$679.2	$650.4	4.4	3.0
VTR	100.1	98.0	2.1	5.7	310.2	281.9	10.0	5.9
Liberty Puerto Rico	50.0	39.6	26.3	26.3	103.7	144.7	(28.3)	(28.2)
Corporate	(12.6)	(5.1)	147.1	147.1	(34.9)	(15.4)	126.6	126.6
Total	$364.0	$352.2	3.4	4.1	$1,058.2	$1,061.6	(0.3)	(2.1)

OCF Margin	39.3%	38.8%			38.4%	38.7%

•	Our reported OCF for the three and nine months ended September 30, 2018 increased 3% and remained relatively flat, respectively.

◦	The increase in the three-month period is primarily due to the net effect of organic growth, which includes the $11 million received from the FCC, and an FX driven reduction of $6 million.

◦
The relatively flat YTD performance is mainly due to a decrease at Liberty Puerto Rico, primarily resulting from the hurricanes, offset by growth at C&W and VTR, the FCC funding and a FX gain of $11 million.

Q3 2018 Rebased OCF Growth – Segment Highlights

•
C&W: OCF was up 3% on a rebased basis. The year-over-year improvement was primarily driven by a $9 million reduction in OCF in the third quarter of 2017 attributable to the impacts of Hurricanes Irma and Maria.

•	VTR: The 6% rebased OCF growth was mainly driven by the aforementioned revenue growth, partially offset by a net increase in costs, including higher content expenses.

•
Liberty Puerto Rico: OCF increased 26% on a rebased basis, driven by FCC funds. Sequentially to Q2 2018, our quarterly OCF in Puerto Rico increased by $14 million, including the aforementioned FCC funds.

•
Corporate: The increase in corporate costs was primarily attributable to incremental costs associated with being a separate public company, including increases in personnel costs and professional services.

Net Loss Attributable to Shareholders

•
Net loss attributable to shareholders was $26 million and $343 million for the three months ended September 30, 2018 and 2017, respectively, and $112 million and $377 million for the nine months ended September 30, 2018 and 2017, respectively.

Leverage and Liquidity (at September 30, 2018)

•	Total principal amount of debt and capital leases: $6,663 million.

•	Leverage ratios: Consolidated gross and net leverage ratios of 4.6x and 4.1x, respectively. These ratios were calculated on a latest quarter annualized ("LQA") basis.

•	Average debt tenor[6]: 5.5 years, with approximately 90% not due until 2022 or beyond.

•	Borrowing costs: Blended, fully-swapped borrowing cost of our debt was approximately 6.3%.

•	Cash and borrowing availability: $525 million of cash and $991 million of aggregate unused borrowing capacity[7] under our credit facilities.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, financial performance, future growth prospects and opportunities, including strategic acquisition opportunities and the growth of our footprint and the potential benefits from such activities; our expectations with respect to subscribers, customer data usage, revenue, ARPU per RGU, OCF and Adjusted FCF; statements regarding the impact of Hurricanes Irma and Maria on our operations in the Caribbean and our continued recovery efforts; our performance expectations in Puerto Rico; statements regarding the development, enhancement and expansion of our superior networks and innovative and advanced products and services; our plans and expectations relating to new build and network extension opportunities, including our plans to deliver new or upgraded homes in 2018, and other investments in our networks (including expanding LTE) and the anticipated impacts of such activity; statements regarding expansion and consolidation opportunities; our estimates of future P&E additions as a percentage of revenue; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the ability and cost to restore the networks in hurricane impacted markets, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements, including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    +1 786 274 7552    Claudia Restrepo    +1 786 218 0407

Footnotes

1.
OCF guidance is based on foreign currency translation ("FX") rates as of February 9, 2018. The most significant FX rates for Liberty Latin America were USDCLP 604 and USDJMD 125 as of February 9, 2018. Spot and average FX rates are presented in the following table:

September 30, 2018
Spot rates:
Chilean peso	656.86
Jamaican dollar	136.27

	Three months ended March 31,	Three months ended June 30,	Three months ended September 30,	Nine months ended September 30,
	2018	2018	2018	2018
Average rates:
Chilean peso	602.37	621.77	663.75	629.16
Jamaican dollar	125.80	127.25	134.89	129.29

2.	For the definition of Operating Cash Flow ("OCF") and required reconciliations, see OCF Definition and Reconciliation below.

3.
For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Adjusted Free Cash Flow Definition and Reconciliation below. For more detailed information concerning our operating, investing and financing cash flows, see the condensed consolidated statements of cash flows included in our Form 10-Q.

4.
The indicated growth rates are rebased for the estimated impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, an acquisition and FX. See Revenue and Operating Cash Flow for information on rebased growth.

5.
See Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

6.	For purposes of calculating our average tenor, total debt excludes vendor financing.

7.
At September 30, 2018, we had undrawn commitments of $991 million. At September 30, 2018, the full amount of unused borrowing capacity under our subsidiary's credit facilities was available to be borrowed, both before and after completion of the September 30, 2018 compliance reporting requirements. For information regarding limitations on our ability to access this cash, see the discussion under "Material Changes in Financial Condition" in our Form 10-Q.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Latin America are included in our Form 10-Q.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2018, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2017 to (i) include the pre-acquisition revenue and OCF of certain entities acquired on April 1, 2017 at C&W (the Carve-out Entities) in our rebased amounts for the nine months ended September 30, 2017 to the same extent that the revenue and OCF of the Carve-out Entities are included in our results for the nine months ended September 30, 2018, (ii) reflect the estimated impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, for the three and nine months ended September 30, 2017 and (iii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2018. We have reflected the revenue and OCF of the Carve-out Entities in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the Carve-out Entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the Carve-out Entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and OCF on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if the acquisition of the Carve-out Entities had occurred on January 1, 2017 for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

	Revenue		OCF
	Three months ended September 30, 2017	Nine months ended September 30, 2017	Three months ended September 30, 2017	Nine months ended September 30, 2017
	in millions

Acquisition of the Carve-out Entities	$—	$8.2	$—	$1.6
Adoption of new accounting standard	2.2	7.8	2.4	8.2
Foreign currency	(12.5)	26.4	(4.9)	10.0
Total	$(10.3)	$42.4	$(2.5)	$19.8

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income (loss) before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. Effective January 1, 2018, we adopted Accounting Standards Update No. 2017-07, Improving the Presentation of the Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which resulted in certain pension-related credits being reclassified from SG&A expense to non-operating income (expense) and, as such, are no longer included in OCF. Such credits totaled $3 million and $5 million during the three months ended September 30, 2018 and 2017, respectively, and $10 million and $11 million during the nine months ended September 30, 2018 and 2017, respectively. This change has been given effect for all periods presented. Effective December 31, 2017, we include certain charges previously allocated to us by Liberty Global in the calculation of OCF. These charges represent fees for certain services provided to us and totaled $3 million and $9 million during the three and nine months ended September 30, 2017, respectively. We believe changing the definition of OCF to include these charges is meaningful given they represent operating costs we continue to incur subsequent to the split-off as a standalone public company. This change has been given effect for all periods presented. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	in millions

Operating income (loss)	$138.8	$(205.7)	$361.3	$84.5
Share-based compensation expense	11.6	3.3	26.8	11.9
Depreciation and amortization	204.8	199.7	614.7	586.5
Impairment, restructuring and other operating items, net	8.8	354.9	55.4	378.7
Total OCF	$364.0	$352.2	$1,058.2	$1,061.6

Summary of Debt, Capital Lease Obligations & Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amount of our debt, capital lease obligations and cash and cash equivalents at September 30, 2018:

	Debt	Capital lease obligations	Debt and capital lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$—	$1.6	$1.6	$60.4
C&W	3,899.4	13.1	3,912.5	329.0
VTR	1,766.3	0.5	1,766.8	103.6
Liberty Puerto Rico	982.5	—	982.5	32.1
Total	$6,648.2	$15.2	$6,663.4	$525.1

1.
Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows included in our Form 10-Q.

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	in millions, except % amounts

Customer Premises Equipment	$60.9	$79.1	$207.5	$224.7
New Build & Upgrade[1]	37.5	37.1	177.1	95.2
Capacity	23.7	21.1	70.1	58.1
Baseline	23.4	31.3	68.9	72.6
Product & Enablers	24.3	24.8	57.8	52.9
Property and equipment additions	169.8	193.4	581.4	503.5
Assets acquired under capital-related vendor financing arrangements	(5.4)	(13.0)	(40.4)	(47.2)
Assets acquired under capital leases	(2.7)	(1.2)	(3.6)	(3.7)
Changes in current liabilities related to capital expenditures	6.2	20.0	55.6	(5.1)
Capital expenditures[2]	$167.9	$199.2	$593.0	$447.5

Property and equipment additions as % of revenue	18.4%	21.3%	21.1%	18.4%

1.	Increase for the nine-month comparison is primarily attributable to the restoration activities at Liberty Puerto Rico following the hurricanes.

2.
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or capital lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted FCF as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on capital leases. We changed the way we define Adjusted FCF, effective December 31, 2017, to deduct distributions to noncontrolling interest owners. This change was given effect for all periods presented. Additionally, on January 1, 2018, we retroactively adopted Accounting Standards Update 2016-18, Statement of Cash Flows–Restricted Cash, which resulted in an immaterial decrease in cash from operating activities for the nine months ended September 30, 2017. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	in millions

Net cash provided by operating activities	$210.7	$93.7	$608.7	$392.3
Cash payments for direct acquisition and disposition costs	1.8	1.3	3.1	2.8
Expenses financed by an intermediary[1]	24.2	9.5	119.1	56.9
Capital expenditures	(167.9)	(199.2)	(593.0)	(447.5)
Distributions to noncontrolling interest owners	—	—	(19.8)	(33.3)
Principal payments on amounts financed by vendors and intermediaries	(32.9)	(12.1)	(137.9)	(52.1)
Principal payments on capital leases	(2.1)	(2.7)	(5.9)	(6.7)
Adjusted FCF	$33.8	$(109.5)	$(25.7)	$(87.6)

1.
For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended September 30,			FX-Neutral[1]
	2018	2017	% Change	% Change

Liberty Latin America[2,3]	$52.09	$53.52	(2.7%)	(1.1%)
C&W2	$45.47	$44.49	2.2%	3.3%
VTR	$50.74	$52.39	(3.1%)	0.1%
LIberty Puerto Rico[2,3]	$74.87	$77.74	(3.7%)	(3.7%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber for the indicated periods:

	Three months ended September 30,			FX-Neutral[1]
	2018	2017	% Change	% Change

Including interconnect revenue[2]	$16.75	$17.48	(4.2%)	(3.2%)
Excluding interconnect revenue[2]	$15.42	$16.27	(5.2%)	(4.2%)

1.
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

2.
In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended September 30, 2018 and 2017.

3.
In order to provide a more meaningful comparison given the impact of Hurricanes Irma and Maria, the ARPU for the three months ended September 30, 2017 for Liberty Puerto Rico is based on the pre-hurricane results through August 31, 2017 only.

Subscriber Tables

	Consolidated Operating Data — September 30, 2018
				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	545,900	545,900	175,400	—	58,100	23,600	81,700	111,300	123,700	316,700	1,601,300
Jamaica	489,600	479,600	243,300	—	115,400	—	115,400	183,800	192,900	492,100	919,300
The Bahamas	128,900	128,900	48,600	—	6,800	—	6,800	26,400	47,000	80,200	228,300
Trinidad and Tobago	322,800	322,800	154,900	—	107,400	—	107,400	127,700	61,500	296,600	—
Barbados	124,700	124,700	84,000	—	20,000	—	20,000	63,200	74,100	157,300	121,000
Other[2]	362,800	343,000	211,300	11,100	67,000	—	78,100	133,800	101,000	312,900	394,500
C&W Total	1,974,700	1,944,900	917,500	11,100	374,700	23,600	409,400	646,200	600,200	1,655,800	3,264,400
VTR	3,504,400	3,048,400	1,462,700	60,900	1,027,300	—	1,088,200	1,251,900	585,700	2,925,800	245,800
Liberty Puerto Rico[3]	1,076,900	1,076,900	358,200	—	208,100	—	208,100	304,900	185,600	698,600	—
Total	6,556,000	6,070,200	2,738,400	72,000	1,610,100	23,600	1,705,700	2,203,000	1,371,500	5,280,200	3,510,200

	Organic Subscriber Variance Table — September 30, 2018 vs June 30, 2018
Organic Change Summary:				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	—	—	(800)	—	4,100	(1,700)	2,400	1,600	(1,600)	2,400	(25,700)
Jamaica	4,400	4,400	2,300	—	4,800	—	4,800	3,600	4,600	13,000	(6,400)
The Bahamas	—	—	(200)	—	100	—	100	—	(300)	(200)	(12,400)
Trinidad and Tobago	1,500	1,500	(300)	—	(300)	—	(300)	1,000	3,200	3,900	—
Barbados	200	200	(800)	—	700	—	700	(300)	(600)	(200)	900
Other[2]	—	—	500	(200)	(1,300)	—	(1,500)	500	(1,300)	(2,300)	(3,200)
C&W Total	6,100	6,100	700	(200)	8,100	(1,700)	6,200	6,400	4,000	16,600	(46,800)
VTR	34,500	48,800	12,900	(1,700)	5,600	—	3,900	17,600	(18,300)	3,200	9,500
Liberty Puerto Rico[3]	—	—	11,300	—	2,500	—	2,500	12,800	6,500	21,800	—
Total Organic Change	40,600	54,900	24,900	(1,900)	16,200	(1,700)	12,600	36,800	(7,800)	41,600	(37,300)

Q3 2018 Adjustments:
Q3 2018 Puerto Rico Adjustments[3]	—	—	(15,200)	—	(8,900)	—	(8,900)	(15,600)	(9,900)	(34,400)	—
Net Adjustments	—	—	(15,200)	—	(8,900)	—	(8,900)	(15,600)	(9,900)	(34,400)	—
Net Adds (Reductions)	40,600	54,900	9,700	(1,900)	7,300	(1,700)	3,700	21,200	(17,700)	7,200	(37,300)

1.	Mobile subscribers are comprised of the following:

	Mobile Subscribers
	Consolidated Operating Data			Q3 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,452,300	149,000	1,601,300	(22,300)	(3,400)	(25,700)
Jamaica	902,000	17,300	919,300	(5,600)	(800)	(6,400)
The Bahamas	203,000	25,300	228,300	(11,700)	(700)	(12,400)
Barbados	93,800	27,200	121,000	800	100	900
Other[2]	337,900	56,600	394,500	(2,200)	(1,000)	(3,200)
C&W Total	2,989,000	275,400	3,264,400	(41,000)	(5,800)	(46,800)
VTR	6,900	238,900	245,800	100	9,400	9,500
Total / Net Adds (Reductions)	2,995,900	514,300	3,510,200	(40,900)	3,600	(37,300)

2.
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in certain geographies within C&W, including the British Virgin Islands and Dominica, resulting in disruptions to our telecommunications services within these islands. These C&W markets are included in the “Other” category in the accompanying tables. As of September 30, 2018, mobile services have been restored and we are in the final stages of restoring services to our fixed-line customers in these markets. As we are currently in the process of finalizing the subscriber count, which we expect to complete before December 31, 2018, we remain unable to accurately estimate our subscriber numbers as of September 30, 2018. Accordingly, the September 30, 2018 subscriber numbers reflect subscriber amounts as of August 31, 2017, as adjusted through September 30, 2018 for (i) net voluntary disconnects and (ii) disconnects related to customers whose accounts are delinquent. Additionally, for C&W’s Impacted Markets, we are unable to accurately estimate our homes passed numbers as of September 30, 2018.

3.
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in Puerto Rico, resulting in disruptions to our telecommunications services. As of September 30, 2018, we have completed our restoration of Liberty Puerto Rico's broadband communications network and non-organically adjusted our subscriber amounts for the remaining 15,200 customers to whom we did not restore services through our hurricane recovery efforts.

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO mobile revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
B2B – Business-to-business subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Basic Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an equivalent billing unit ("EBU") basis, we generally count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. We exclude DTH subscribers (as defined below) from basic video subscribers.
Direct-to-Home ("DTH") Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via satellite.
Enhanced Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced video subscribers that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An enhanced video subscriber is not counted as a basic video subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our basic video subscribers equal to the increase in our enhanced video subscribers.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
Net Leverage – Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less (i) cash and cash equivalents and (ii) as of September 30, 2018, restricted cash of $252 million that was held in escrow and used for the acquisition of Cabletica on October 1, 2018. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
NPS – Net promoter score.
OCF Margin – Calculated by dividing OCF by total revenue for the applicable period.
Property and Equipment Addition Categories

•	Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;

•	New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;

•
Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;

•
Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and

•
Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.

Revenue Generating Unit ("RGU") – RGU is separately a basic video subscriber, enhanced video subscriber, DTH subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of basic video, enhanced video, DTH, internet and telephony subscribers. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.

Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks. Telephony subscribers exclude mobile telephony subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.